Exhibit 5.1

December 27, 2024

Complete Solaria, Inc.
45700 Northport Loop East
Fremont, CA 94538

Re:	Registration Statement on Form S-3 of Complete Solaria, Inc.

Ladies and Gentlemen:

We have acted as counsel to Complete Solaria, Inc, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s registration statement on Form S-3 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), including a related prospectus filed with the Registration Statement (the “Prospectus”).

The Registration Statement relates to the resale or distribution from time to time by the selling securityholders named in the Prospectus and any supplement thereto or its permitted transferees of up to 12,416,071 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), consisting of:

(a) the issuance by the Company of:

●	6,000,000 shares of Common Stock issuable upon the exercise of that certain Warrant to Purchase Common Stock, dated June 17, 2024 (the “June 2024 Warrant” and such shares of Common Stock issuable thereunder, the “June 2024 Warrant Shares”) originally issued in a private placement by the Company; and

●	170,396 shares of Common Stock issuable upon the exercise of other warrants held by certain selling securityholders (collectively, the “Warrants” and such shares of Common Stock issuable thereunder, the “Warrant Shares”) originally issued in a private placement by the Company; and

(b) the resale by the selling securityholders of:

●	a number of shares of Common Stock in an amount up to 6,000,000 June 2024 Warrant Shares;

●	a number of shares of Common Stock in an amount up to 170,396 Warrant Shares;

●	up to 1,500,000 shares of Common Stock issued and sold by the Company in a private placement to certain selling securityholders pursuant to the Stock Purchase Agreements dated July 1, 2024 (the “Stock Purchase Agreements” and such shares of Common stock issued and sold thereby, the “July 2024 Private Placement Shares”); and

●	up to 4,745,675 shares of Common Stock issuable upon conversion of $7,972,731 aggregate principal amount of the Company’s 12.0% Convertible Promissory Notes due July 1, 2029 (the “12% Notes” and such shares of Common Stock issuable upon the conversion thereof, the “Notes Conversion Shares” and together with the June 2024 Warrant Shares, the Warrant Shares and the July 2024 Private Placement Shares, the “Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied upon (a) the Registration Statement and the Prospectus; (b) the Company’s certificate of incorporation and bylaws, each as currently in effect; (c) the June 2024 Warrant, the Warrants, the Stock Purchase Agreements and the 12% Notes; and (d) such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinions. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, that all parties to such documents (other than the Company) had the power, corporate or other, to enter into and perform all obligations thereunder, that all such documents have been duly authorized by all requisite action, corporate or other, and duly executed and delivered by all parties thereto (other than the Company) and that all such documents constitute the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with their terms. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein:

1.	The June 2024 Warrant Shares, when issued and paid for upon exercise of the June 2024 Warrant, in accordance with the terms of the June 2024 Warrant will be validly issued, fully paid and non-assessable.

2.	The Warrant Shares, when issued and paid for upon exercise of the Warrants, in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

3.	The Notes Conversion Shares, when issued upon conversion of the 12% Notes, in accordance with the terms of the 12% Notes, will be validly issued, fully paid and non-assessable.

4.	The July 2024 Private Placement Shares are validly issued, fully paid and nonassessable.

With respect to the June 2024 Warrant, the June 2024 Warrant Shares, the Warrants, the Warrant Shares, the 12% Notes and the Notes Conversion Shares, we express no opinion to the extent that future issuances of securities of the Company, including the Shares, and/or antidilution adjustments to outstanding securities of the Company, including the June 2024 Warrant, the Warrants and the 12% Notes, may cause the June 2024 Warrant, the Warrants and the 12% Notes, as applicable, to be exercisable or convertible for more shares of Common Stock than the number of shares of Common Stock that then remain authorized but unissued. Further, we have assumed (i) the June 2024 Warrant, the Warrants and the 12% Notes were issued, sold and paid for; (ii) the exercise price of the June 2024 Warrant and the Warrants will not be adjusted to an amount below the par value per share of Common Stock; and (iii) the Shares will be issued immediately after the exercise or conversion, as applicable, of the June 2024 Warrant, the Warrants and the 12% Notes.

The opinions expressed herein are based solely upon the General Corporation Law of the State of Delaware, as currently in effect. We express no opinion herein as to any other laws, statutes, rules, regulations or ordinances.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any acts, events, facts or circumstances occurring after the date hereof or which may hereafter come to our attention, or any change in the law which may hereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP

Arnold & Porter Kaye Scholer LLP

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